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                                                                  EXHIBIT 23.2


The Board of Directors
Network Computing Devices, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Network Computing Devices, Inc. of our reports dated January 28, 1997, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in the December 31, 1996, annual report on Form 10-K of Network Computing Devices, Inc.


                                                         KPMG Peat Marwick LLP


Palo Alto, California
November 14, 1997